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                           EMPLOYMENT AGREEMENT


          THIS IS AN EMPLOYMENT AGREEMENT (the "Agreement") made as of April 27, 1998, by and between WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Employer"), and GEOFFREY B. BLOOM, an individual (the "Executive").

                             R E C I T A L S :

          Executive has been employed by Employer as its Chief Executive Officer. Executive has an existing employment agreement with Employer dated April 17, 1993, which is superseded by this Agreement.

          THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

     1. EMPLOYMENT. Employer hereby agrees to continue to employ Executive and Executive agrees to continue to serve Employer in an executive, managerial and supervisory capacity on the terms and conditions set forth in this Agreement.

     2. POSITION AND DUTIES. Executive shall serve as Chief Executive Officer of Employer reporting only to Employer's Board of Directors. Executive shall have supervision and control over, and responsibility for, the general management and operation of Employer, and shall have such other powers and duties as may from time to time be prescribed by Employer's Board of Directors. Subject to the foregoing, Executive agrees to devote his best efforts and substantially all his working time and attention to the business of Employer and its subsidiaries, and to the performance of such executive, managerial and supervisory duties as may be assigned to him by Employer's Board of Directors; provided, that Executive shall be permitted to serve on a reasonable number of boards of directors of other companies, subject to the prior consent of Employer's Board of Directors, and render occasional services in connection with such service, and Executive shall be permitted to participate in charitable and civic endeavors to the extent such service does not interfere with Executive's obligations under this Agreement.

     3. TERM OF EMPLOYMENT. Except in the case of early termination as specifically provided in this Agreement, the term of Executive's employment shall continue until April 30, 2000; if the Executive's employment continues thereafter it will be terminable at will, or on such terms as the parties may agree in writing, but the Executive's obligations under Section 15 of this Agreement, and the Employer's obligation to pay accrued compensation called for by this Agreement, shall continue in effect.

     4. COMPENSATION. For the services to be rendered by Executive as provided in this Agreement, Employer agrees to pay Executive in thirteen
(13) equal installments during each year, a base salary of not less than

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Six Hundred Thousand Dollars ($600,000) per annum, payable effective as of
April 27, 1998 and prorated for any partial year of employment.
Executive's base salary may be increased at the discretion of Employer's Board of Directors and/or its Compensation Committee at any time and from time to time during the term of this Agreement. Executive's base salary may be decreased, with the consent of Executive, by Employer's Board of Directors and/or its Compensation Committee at any time and from time to time during the term of this Agreement. Upon any such increase or decrease in Executive's base salary, the new rate shall without further action by the parties be deemed to be substituted for the rate set forth in this Agreement and this Agreement shall be deemed to be amended accordingly.

     5.   FRINGE BENEFITS.  In addition to the compensation provided in
Section 4 of this Agreement, Executive shall also be entitled to the following fringe benefits:

          (a) Executive shall participate in both the Executive Long-Term Incentive Plan ("Long-Term Bonus Plan") and the Executive Short-Term Incentive Plan ("Annual Bonus Plan"), or any successor or substitute plans, and in such other bonus plans as may be made available to upper echelon executives of Employer. The Long-Term Bonus Plan and the Annual Bonus Plan are collectively referred to herein as the "Plans".

          (b) Executive shall be entitled to a leased automobile of a type to be mutually agreed upon by Executive and Employer. In addition, Employer shall pay maintenance and all other operating expenses, including gasoline, repairs and insurance, with respect to such automobile in accordance with applicable regulations issued or administered by the Internal Revenue Service.

          (c) Employer shall pay for reasonable dues, assessments, and other non-discretionary expenses and all business related expenses, associated with a membership in two country clubs or similar luncheon or social organizations to be selected by Executive in the Grand Rapids, Michigan area or in such other clubs or organizations as permitted by Employer's Compensation Committee.

          (d) Employer shall provide Executive with the benefits of a term life insurance policy in the amount of Five Hundred Thousand Dollars ($500,000) payable to his designated beneficiaries, in addition to the benefits of all other life insurance plans as provided in this Agreement. Upon termination of Executive's employment (except for voluntary resignation by Executive without Good Reason or termination of Executive's employment by the Employer for Cause), such Five Hundred Thousand Dollar ($500,000) life insurance policy shall be assigned to Executive and Employer


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     shall pay all premiums due after any such assignment until the expiration of the term of this Agreement. In the event of voluntary resignation without Good Reason by Executive or termination of Executive for Cause, at Executive's option, such life insurance policy shall be assigned to Executive and Executive shall pay all premiums due after such assignment.

          (e) Employer shall provide Executive with tax preparation services and financial planning advice and services consistent with Employer's past practice or as may be made available to upper echelon executives of Employer.

          (f) Employer shall pay Executive's reasonable legal expenses related to the negotiation and execution of this Agreement.

          (g) Executive shall be entitled to four (4) weeks of vacation per year, plus such additional vacation as may be permitted with the concurrence of Employer's Board of Directors.

          (h) Executive shall further be entitled to all benefits in the way of "fringes" presently available or which may subsequently be made available to upper echelon executives of Employer as a class or benefits substantially equivalent thereto, so long as such benefits or plans are in effect, including but not limited to all retirement, stock option, incentive, group life, disability, hospitalization, medical, dental and surgical benefit plans presently or hereafter in effect and available to upper echelon executives of Employer, or their equivalent.

          (i)  Employer and Executive are party to a Supplemental
     Executive Retirement Plan ("SERP") Participation Agreement dated January 1, 1996. In consideration of entering into this Agreement, Executive will be credited with two (2) additional years of "deemed service" under SERP Section 5.1(a).

          (j) If Executive remains employed under this Agreement through April 30, 2000, he will be credited with years of service under the SERP equal to his actual service as of April 30, 2000, (16 years, including years of deemed service in Section 5(i) of this Agreement), plus four (4) additional years of "deemed service" under SERP Section 5.1(a) (iii), (for the total years of service under the SERP of 20 years). Executive shall also be credited with an additional four (4) years of deemed service under the SERP (for total years of service under the SERP of 24 years) if the Employer's Board of Directors determines that the planning and effectuation of the transition from Executive to his successor have been carried out successfully (such determination


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     to be made in the Board's good faith discretion, and to be made by April 30, 2000). Additional years of "deemed service" credited in accordance with this Section 5(j) are collectively referred to as the "Additional SERP Benefit."

          (k) Executive shall be awarded 40,000 restricted shares of the Employer's common stock under the Employer's 1997 Stock
     Incentive Plan or other plan designated by the Board of Directors, on the following terms:

               (i) If the Employer's net earnings as reported in Employer's audited financial statements for its fiscal year 2001 exceed the Employer's net earnings for its fiscal year 2000 by at least 10%, all 40,000 shares shall vest as of April 30, 2001; or

               (ii) If the Employer's net earnings for its fiscal year 2001 exceed the Employer's net earnings for its fiscal year 2000 by at least 5% but less than 10%, the number of shares that shall vest as of April 30, 2001 shall be: the percentage increase in net earnings in excess of 5% divided by 5% times 40,000 (for example, if the increase in net earnings was 6.32%, the number of shares to vest would be 1.32% divided by 5% times 40,000 = 10,560), and the balance of the 40,000 shares shall be forfeited; or

               (iii) If the Employer's net earnings for its fiscal year 2001 do not exceed the Employer's net earnings for its fiscal year 2000 by at least 5%, all 40,000 shares shall be forfeited.

          (l) The Executive shall be awarded 22,500 restricted shares of the Employer's common stock under the Employer's 1997 Stock Incentive Plan or other plan designated by the Board of Directors, on the following terms:

               (i) If the average closing per share price of the Employer's common stock as reported on the New York Stock Exchange ("NYSE") for the 10 trading days preceding April 30, 2001 has increased by at least 15% over the average closing per share price for the 10 trading days preceding April 30, 2000, all 22,500 restricted shares shall vest, effective as of April 30, 2001; or

               (ii) If the average closing per share price of the Employer's common stock as reported on the NYSE for the 10 trading days preceding April 30, 2001 is greater than the average closing per share price for the 10 trading days


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          preceding April 30, 2000, but such increase is less than
          15%, the number of restricted shares that shall vest as of April 30, 2001 shall be the percentage increase in the average closing per share price divided by 15% times 22,500 (for example, 7.5% divided by 15% times 22,500 = 11,250), and the balance of the 22,500 restricted shares shall be fortified; or

               (iii) If the average closing per share price of the Employer's common stock as reported on the NYSE for the 10 trading days preceding April 30, 2001 is equal to or less than the average closing per share price of the Employer's common stock for the 10 trading days preceding April 30, 2000, all 22,500 shares shall be forfeited.

          In making the calculations called for by this Section 5(l), the average per share price and the number of shares awarded to Executive shall be adjusted to eliminate the effect of any stock split, stock dividend, recapitalization or other similar transaction.

          Notwithstanding any provision or term of this Agreement to the contrary, Employer shall not be required or obligated to maintain, amend or adopt any particular fringe benefit plan or policy, including those plans or policies referenced in this Section, or to pay, credit or otherwise vest in Executive as a participant any amount or level of award or grant under any such plan; provided, however, that the foregoing shall not apply to any deferred bonus, payment or other credit awarded to Executive under any such plan, nor shall the foregoing limit in any way or allow the Employer to avoid the commitment to Executive in Section 5(j), (k) and (l) above.

     6. ADDITIONAL BENEFITS. The provisions of this Agreement with respect to compensation and other benefits payable to Executive shall not preclude or in any way affect the grant by Employer or the receipt by Executive of increases in base salary or total compensation, or bonuses, or additional compensation, contingent or otherwise, to be determined solely in the discretion of Employer's Board of Directors and/or its Compensation Committee, or by other persons or groups to whom such authority is legally delegated.

     7. EXPENSES. In addition to the compensation and benefits provided in Sections 4 and 5 of this Agreement, Employer will reimburse or pay Executive's reasonable and appropriate expenses for his business related travel and entertainment in accordance with Employer's then current policy. As a condition to such reimbursement or payment, Executive shall be required to account to Employer for expenses incurred in the performance of his employment duties. Executive shall be entitled, if Executive deems it appropriate, to bring his spouse with him on up to two out of town trips involving business of Employer per year, and Employer shall reimburse


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Executive or pay the reasonable and appropriate expenses incurred for her travel and entertainment. Employer may pay the travel and entertainment expenses of Executive's spouse incurred on more than two business trips per year with the prior approval of Employer's Board of Directors, and/or its Compensation Committee.

     8. TERMINATION OF EMPLOYMENT. During the term of this Agreement, the Executive's employment may be terminated as follows:

          (a) DEATH. The Executive's employment shall terminate automatically in the event of his death.

          (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with Employer on a full time basis for six (6) consecutive months, and if he shall have not returned to the full time performance of his duties within thirty (30) days after written notice after such six (6) month period, Employer may terminate this Agreement for "Disability."

          (c) TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the willful and continued failure by Executive to substantially perform his duties with Employer (other than any such failure resulting from Executive's incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from Executive's termination for Good Reason) after a demand for substantial performance is delivered to Executive by Employer's Board of Directors (which demand shall specifically identify the manner in which the Board believes that Executive has not substantially performed his duties); or (ii) the commission of a felony or other gross misbehavior injurious to Employer or its reputation, as determined by Employer's Board of Directors; or (iii) willful misconduct by Executive which is intended to result in material harm to the business or goodwill of the Employer. For purposes of this Section, no act or failure to act on the part of Executive shall be considered "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) was in the best interests of Employer.

          (d) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment at any time for Good Reason and, in such event, Employer shall continue to be obligated to pay Executive the amounts and benefits set forth in Sections 11 and 12 of this Agreement. For purposes of this Agreement, "Good Reason" shall, without Executive's express written consent, mean:


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               (i)  The assignment to Executive of any duties
          inconsistent with this Agreement.

               (ii) A reduction by Employer (without the consent of Executive) in Executive's annual base salary as provided in this Agreement or as the same may be increased from time to time, except for across-the-board salary reductions, freezes or reduced increases similarly affecting all executives of Employer;

               (iii) A failure by Employer to continue the Employer's Plans as such may be modified from time to time but substantially in the form presently in effect, or a failure by Employer to continue Executive as a participant in the Plans or to pay Executive any annual installment of a previous award under the Plans or any deferred distribution (as defined in the Plans) awarded under the Plans;

               (iv) The relocation of Employer's principal executive offices to a location outside Rockford, Michigan, or any requirement that Executive be based anywhere other than Employer's principal executive offices, except for required travel on Employer's business to an extent substantially consistent with Executive's present business travel obligations, or, in the event Executive consents to any such relocation of Employer's principal executive offices, the failure by Employer to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (A) Executive's aggregate investment in such residence or (B) the fair market value of such residence as determined by a real estate appraiser designated by Executive and reasonably satisfactory to Employer) realized in the sale of Executive's principal residence in connection with any such relocation;

               (v) The failure by Employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any benefit or compensation plan, pension, life insurance, medical, health and accident or disability plan in which Executive is currently participating, the taking of any action by Employer which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit


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          currently enjoyed by Executive, or the failure by Employer to provide Executive with the number of paid vacation days to which Executive is then entitled on the basis of years of service with Employer in accordance with this Agreement and Employer's normal vacation policy in effect on the date of this Agreement;

               (vi) The failure of Employer to obtain the assumption of Employer's obligations under this Agreement by any successor as contemplated in Section 14 of this Agreement;

               (vii) Any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of Section 9 below (and, if applicable, Section 8 above); or

               (viii) Any other material breach by Employer of its obligations under this Agreement.

          (e) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Executive's employment with Employer at will at any time, subject to its obligations under this Agreement.

          (f) TERMINATION BY EXECUTIVE OTHER THAN FOR GOOD REASON. Executive may terminate his employment with Employer at will at any time, subject to his obligations under Section 15 of this Agreement and upon not less than (60) days advance notice to Employer.

     9. NOTICE OF TERMINATION. Any purported termination of Executive's employment by Employer or by Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon (except in the event of death of Executive or termination of Executive without Cause) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated (including, if applicable, the requirements of Section 8(c) hereof).

     10. DATE OF TERMINATION. "Date of Termination" shall mean (a) the date of Executive's death under Section 8(a); (b) if this Agreement is terminated for Disability, the time specified in Section 8(b) of this Agreement; and (c) if Executive's employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 8(d) above shall not be more than sixty (60) days from the date such Notice of Termination is given); provided, that, if within thirty (30) days after any


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Notice of Termination is given the party receiving such Notice of
Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award; and provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans, subject to the terms of this Agreement, in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement; provided, however, in the event that the Date of Termination shall be extended by a notice of dispute and such dispute is resolved in favor of the Employer, then the Employer may credit and offset any compensation paid to Executive after the date specified in the Notice of Termination against any payments due to Executive hereunder or, at Employer's option, such payments shall be reimbursed by the Executive to Employer.

     11. COMPENSATION UPON TERMINATION. If during the term of this Agreement Executive's employment is terminated for any reason, Employer shall pay Executive:

          (a) his full base salary through the Date of Termination (as provided in this Agreement) at the rate in effect at the time Notice of Termination is given; and

          (b) accrued benefits and rights under all fringe benefit, incentive, deferred compensation, stock option, restricted stock, retirement and other plans and policies of the Employer as provided under the terms of such plans and policies.

     12. ADDITIONAL COMPENSATION UPON CERTAIN TERMINATIONS OF EMPLOYMENT. If Executive's employment is terminated before April 30, 2000:

          (a) By Executive's death or due to Executive's Disability, Executive will be entitled to the payments and benefits provided in Section 11 of this Agreement and will receive credit for eight
     (8) years of "deemed service" under Section 5(j) (the Additional SERP Benefit) the same as if all conditions for such credit were satisfied under Section 5(j). If Executive's employment is terminated before April 30, 2000 by Executive's death or due to


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     Executive's Disability, all 62,500 shares of restricted stock covered by Sections 5(k) and (l) shall be forfeited.

          (b) By the Employer without Cause and not due to Executive's death or Disability, Executive shall be entitled to Severance Payments under Section 13.

          (c) By the Executive for Good Reason, Executive shall be entitled to Severance Payments under Section 13.

     13. SEVERANCE PAYMENTS. Executive shall receive the following Severance Payments, if he is entitled thereto under Section 12 of this Agreement, provided that no portion of the Severance Payments shall duplicate payments to be received by the Executive pursuant to Section 11 of this Agreement.

          (a) Employer shall pay to Executive in a lump sum on the fifth day following the Date of Termination, the following amounts:

               (i) an amount equal to the amount, if any, of the deferred portion of any awards which pursuant to the Plans has been awarded to Executive but which have not yet been paid to Executive as well as a bonus for the year prior to termination if not yet awarded and for the year of termination prorated through the date of termination, both based on 100% of any bonus awarded Executive for the immediately preceding year, or the average of Executive's bonus awards pursuant to the Plans for the two immediately preceding years, whichever is greater, and including in either case the amount of deferred distributions, if any, which have accrued to Executive's account;

               (ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay Executive, the product of (A) the sum of Executive's annual base salary at the rate in effect on the Date of Termination plus the amounts awarded Executive under the Plans for the year most recently ended (whether or not fully paid), and (B) the number of years (rounded to the nearest hundredth) between the Date of Termination and April 30, 2000;

               (iii) Employer shall also pay all relocation and indemnity payments as set forth in Section 8(d) of this Agreement;

               (iv) All reasonable legal fees and expenses incurred by Executive as a result of such termination if Executive

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          substantially prevails in enforcing his rights under this
          Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement);

               (v) In lieu of the $1.00 par value per share common stock of Employer ("Company Shares") issuable upon the exercise of options that have been awarded to Executive (whether or not exercisable or vested, but excluding options or portions thereof which have lapsed without being exercised by Executive), under any and all Employer stock option plans or agreements, (which options shall be canceled upon payment of the amount set forth below), Executive shall receive an amount in cash equal to one hundred percent (100%) of the aggregate positive spread between the exercise prices of all such options held by Executive, whether or not then fully exercisable, and the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination or the last trading date preceding the Date of Termination;

          (b) If Employer shall terminate Executive's employment without Cause or if Executive terminates his employment for Good Reason and at the time of termination any restrictions against sale, transfer or other disposition of Company Shares awarded to Executive under any restricted stock plan or agreement have not lapsed on the Date of Termination, (i) Employer shall declare the restrictions to have lapsed with respect to those shares, provided such restrictions would have lapsed prior to April 30, 2000; and (ii) all restrictions on the 62,500 shares of restricted common stock issued pursuant to Sections 5(k) and (l) of this Agreement shall immediately lapse, and all such shares shall become the property of Executive without restrictions.

          (c) Employer shall maintain in full force and effect, through April 30, 2000, all employee benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination (except for bonus and stock option plans) provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Employer shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. At the end of the period of coverage, Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any


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     assignable insurance policy owned by Employer and relating specifically to Executive.

          (d) If Employer terminates Executive's employment without Cause or if Executive terminates his employment for Good Reason, then in addition to the benefits to which Executive is entitled under the retirement plans or programs in which Executive participates or any successor plans or programs in effect on the Date of Termination, Employer shall: (i) grant Executive the full eight (8) years of deemed additional service under the SERP, as if all of the conditions of Section 5(j) had been met; and (ii) pay Executive in one lump sum in cash at Executive's normal retirement age (or earlier retirement age should Executive so elect) as defined in the retirement plans or programs in effect on the Date of Termination, an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs without regard to any vesting requirements of such plans or programs, had Executive accumulated additional continuous service through April 30, 2000, at Executive's salary rate in effect on the Date of Termination plus the amount awarded Executive under the Plans during the year most recently ended (whether or not fully paid) (including subsequent annual salary adjustments) under such retirement plans or programs and including any Additional SERP Benefit credited under this Agreement, reduced by the single sum actuarial equivalent of any amount to which Executive is entitled pursuant to the provisions of such retirement plans and programs. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under Employer's retirement plans and programs immediately prior to the termination of employment.

          (e) If Employer shall terminate Executive's employment without Cause or if Executive shall terminate his employment for Good Reason, Employer shall provide Executive with executive out-placement services by entering into a contract with a company specializing in such services.

          (f) If Executive's employment is terminated under circumstances entitling Executive to payments and benefits under this Agreement and the Executive Severance Agreement between Executive and Employer (a "change in control termination"), all payments and benefits due to Executive shall be determined exclusively in accordance with the Executive Severance Agreement and the terms of this Agreement shall not apply to the determination of payments or benefits due to Executive in the event of a change in control termination. Without limiting the


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     foregoing, in the event of a change in control termination,
     Executive will not be entitled to credit for any additional years of "deemed service" referenced in Section 5(j) (the Additional SERP Benefit) or any of the restricted shares referenced in Sections 5(k) or (l). Notwithstanding the foregoing, in the event of a change in control termination, Executive shall be entitled to the assignment of life insurance in accordance with
     Section 5(d).

     14.  SUCCESSORS; BINDING AGREEMENT.

          (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had occurred. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled (i) under Section 13(f); or
     (ii) if Section 13(f) is inapplicable, as if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing clause (ii), the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" shall mean Employer as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die following termination of employment with Employer while any amounts would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

     15. NONCOMPETITION. Recognizing that his skill, experience and knowledge are unique and are a material inducement to Employer to enter into this Agreement, Executive agrees that during his employment, and for an additional period of sixty (60) months after any termination of his employment (provided the Employer complies with this Agreement), Executive will not (i) enter employment with, or, directly or indirectly, own an interest in, or manage, operate, control or participate in the business of, or furnish services or advice to, any company whose business is similar to or in competition with that of Employer without the express authorization of Employer's Board of Directors; or (ii) solicit or suggest to any customer, distributor or other person doing business with Employer that they should cease or diminish their business with Employer or do business with any other person or entity, to any extent, instead of Employer; or
(iii) solicit or suggest to any employee of Employer that s/he should terminate employment with Employer or provide services or advice to any competitor of Employer. This provision shall not, however, restrict the right of Executive to own less than five percent (5%) of a class of equity securities in any company listed on a national or regional stock exchange, regardless of the nature of its business. The geographic scope of the covenant against competition in this Section 15 is worldwide. The parties hereto agree that in view of all the facts and circumstances, this provision is neither an unreasonable restraint nor unconscionable.

     16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by Employer's Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of the same or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

     17. WITHHOLDING TAXES. Employer may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law or regulation, Employer is required to withhold therefrom.

     18. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     19. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     20. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Rockford, Michigan, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     21. WAR OR NATIONAL EMERGENCY. Employer agrees that, in the event of a war or national emergency, Executive will, at his request, be granted a leave of absence for military or governmental service and during said period of leave of absence shall be paid such compensation as may be fixed by, or with the authority of Employer's Board of Directors. During any such leave of absence, Executive shall, except with respect to his rights to the compensation provided in this Agreement and his obligation to perform such active duties of Employer, be deemed, for the purposes of this Agreement, to be continuing in the employment of Employer pursuant to the Agreement.

     22. NOTICE. Any and all notices referred to in this Agreement shall be sufficient if furnished in writing, sent by certified or registered mail or by overnight courier service, to the respective parties at the following addresses:

          If to Employer:     Wolverine World Wide, Inc.
                              9341 Courtland Drive, N.E.
                              Rockford, MI  49351
                              Attn:  General Counsel

          If to Executive:    Geoffrey B. Bloom
                              440 Cambridge, S.E.
                              East Grand Rapids, MI  49506

     23. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and replaces in its entirety all prior employment agreements between the parties, including the Amended Restated Employment Agreement dated April 27, 1993 and the Employment Agreement dated May 8, 1992, as amended.

                                   WOLVERINE WORLD WIDE, INC.



                                   By  /s/Daniel T. Carroll
                                       Daniel T. Carroll
                                       Director and Chairman of the
                                       Compensation Committee of the
                                       Board of Directors



                                    /s/Geoffrey B. Bloom
                                    Geoffrey B. Bloom